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                                                                   EXHIBIT 10.47

                                   PCTEL, INC.
                      2005 SHORT-TERM BONUS INCENTIVE PLAN
                          (ADOPTED AS OF MARCH 8, 2005)

INTRODUCTION

      The purpose of the PCTEL, Inc. 2005 Short-Term Bonus Incentive Plan (the "Plan") is to (i) establish short-term compensation incentives that are market-based and promote the hiring and retention of key personnel; (ii) ensure that executive compensation awards align the interests of the Company's Plan participants with stockholders; and (iii) develop a comprehensive compensation structure that maintains management's flexibility to recognize and reward individual goal accomplishments.

ADMINISTRATION OF THE PLAN

      The Compensation Committee will approve or disapprove final disposition of all matters pertaining to the administration of the Plan.

      The Compensation Committee has the responsibility to administer the Plan, except in respect of compensation matters pertaining to the Chief Executive Officer, which shall be administered by the Board of Directors.

PLAN PARTICIPANTS

The officers of the Company (Vice President and higher) are eligible to participate in this Plan, as well as any other key managers of the Company as may be identified by the Chief Executive Officer or the Compensation Committee.

Participants must be full time employees of the Company to be eligible for bonus payments. Any employee who voluntarily resigns or is terminated for cause during 2005 will not be eligible for any bonus payment under the Plan. Termination of employment as a result of death or disability, or other circumstances as determined by the Compensation Committee, will result in a pro rata award for the affected Plan participant based on the period of employment during 2005.

PLAN PERFORMANCE MEASURES

General Plan Parameters

      The annual performance measures under the Plan for 2005 are comprised of both corporate goals and goals corresponding to the business unit of the Plan participant (if applicable).

      Achievement in full of a particular planned corporate goal or targeted business unit goal results in a score of 75% for purposes of the incentive awards described in "Target Awards" below. Overachievement of a planned or targeted goal can result in a score of up to 100%, and underachievement can result in scores down to 0%. Scores for corporate and business unit goals are aggregated and averaged on a weighted basis in determining the amount of a specific award.

      Corporate goals are defined in terms of planned revenue and planned EBTA (earnings before taxes, amortization of intangible charges for goodwill and depreciation of assets and amortization of stock-based compensation charges) of the Company on a consolidated basis for each fiscal year, as established by the Company's senior management and approved by the Board of Directors at the end of the previous fiscal year. The bonus payment percentage amount will be awarded 50% for attainment of a revenue target and 50% for attainment of an EBTA target.

      Business unit goals are generally defined in terms of targeted operational objectives for the Plan participant based on business unit activities that can be impacted by the participant's contribution. These objectives include targeted revenue and targeted EBTA for each particular unit. The bonus payment percentage amount for these participants will be awarded 35% for attainment of a business unit revenue target, 35% for attainment of a business unit EBTA target, 15% for attainment of a Company revenue target and 15% for attainment of a Company EBTA target.

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      For officers, including the Chief Executive Officer, whose responsibilities are not confined to a particular business unit, the goals are weighted 100% in favor of corporate goals. For all other Plan participants with business unit responsibilities, the goals are weighted 30% in favor of corporate goals and 70% in favor of the goals of the particular business unit.

      At the discretion of the Board of Directors, business unit objectives may be segmented into two or more distinct sub-business unit categories. The bonus payment percentage amounts for these Plan participants will be awarded based on an allocation determined by the Compensation Committee of the Board of Directors.

Target Awards

      Each participant in the Plan is eligible to be awarded a maximum incentive expressed as a percentage of that participant's annual salary. Maximum potential bonuses for each participant are established as a percentage of base salary in 2005, and range from 20% for key managers to 100% for the Chief Executive Officer, depending upon the responsibility and title of the participant's position.

Incentives under the Plan for performance during 2005 are intended to be paid in shares of the Company's restricted stock under the 1997 Stock Plan. The number of restricted shares to be paid to a particular Plan participant will be determined by dividing the total incentive amount awarded to such participant by the closing price of the Company's common stock on Nasdaq on the trading day prior to the date the Compensation Committee of the Board of Directors determines the amount of the incentive to be paid. Such shares when issued will be fully vested.

AMENDMENT OR TERMINATION OF THE PLAN

      The Committee may terminate, amend or modify the Plan at any time.

OTHER CONSIDERATIONS

      No right or interest of any participant in the Plan is assignable or transferable, or subject to any lien, directly or by operation of law, or otherwise.

      The eligibility of or participation by an employee of the Company under this Plan does not guarantee any right to continued employment, and the Company reserves the right to terminate the employment of any Plan participant at any time and for any reason.

      The Company has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such awards.